EXHIBIT 99.1

TPI Composites, Inc. Announces First Quarter 2018 Earnings Results

SCOTTSDALE, Ariz., May 03, 2018 (GLOBE NEWSWIRE) -- TPI Composites, Inc. (Nasdaq:TPIC), the only independent manufacturer of composite wind blades with a global footprint, today reported financial results for the first quarter ended March 31, 2018.

Highlights

For the quarter ended March 31, 2018:

  Net sales of $254.0 million
  Total billings of $223.7 million
  Net income of $8.6 million or $0.24 per diluted share
  EBITDA of $21.0 million, with an EBITDA margin of 8.3%
  Adjusted EBITDA of $27.4 million, with an Adjusted EBITDA margin of 10.8%

KPIs		Q1'18	Q1'17
	Sets[1]	569	636
	Estimated megawatts²	1,464	1,460
	Dedicated manufacturing lines³	46	44
	Manufacturing lines installed⁴	38	39
	Manufacturing lines in startup⁵	10	9
	Manufacturing lines in transition⁶	4	-

  Number of wind blade sets (which consist of three wind blades) invoiced worldwide in the period.
  Estimated megawatts of energy capacity to be generated by wind blade sets invoiced in the period.
  Number of manufacturing lines that are dedicated to our customers under long-term supply agreements. Dedicated manufacturing lines for Q1’17 includes seven lines for GE Wind that were not renewed after December 31, 2017.
  Number of manufacturing lines installed and either in operation, startup or transition.
  Number of manufacturing lines in a startup phase during the pre-production and production ramp-up period.
  Number of manufacturing lines that were being transitioned to a new wind blade model during the period.

“We started the year on a positive note as we delivered another strong quarter of operational and financial performance,” said Steven Lockard, TPI Composites’ President and Chief Executive Officer. “We remain focused on our strategy to grow globally, diversify our customer base and expand profitability.  So far this year, we have signed supply agreements for a total of five lines representing potential contract revenue of up to $1.2 billion over the terms of the agreements. These include four manufacturing lines with Vestas, with an option for additional lines, in a new manufacturing hub in Yangzhou, China and an additional line with Vestas in Izmir, Turkey.”

“TPI also continues to demonstrate additional commercial capabilities for our advanced composites expertise.  In March, we announced a joint development agreement with Navistar, Inc. to design and develop a Class 8 truck comprised of a composite tractor and frame rails. We remain opportunistic in our diversification plans into the strategic markets. As a reminder, the Navistar agreement brings our development program count in strategic markets to a total of five.”

“Finally, as we’ve talked about previously, 2018 will be an investment year, however, we still estimate that we will deliver top line growth of approximately 10% this year.  We remain focused on our commitment to grow our wind business, improve our operational effectiveness, drive profitability and continue to drive down the levelized cost of wind energy while continuing to develop and explore additional opportunities in other strategic markets,” concluded Mr. Lockard.

First Quarter 2018 Financial Results
Net sales for the quarter increased by $45.4 million or 21.7% to $254.0 million compared to $208.6 million in the same period in 2017. Total billings increased by $12.3 million or 5.8% to $223.7 million for the three months ended March 31, 2018 compared to $211.4 million in the 2017 period. Net sales of wind blades were $234.2 million for the quarter as compared to $195.7 million in the same period in 2017. The increase was primarily driven by higher average sales prices due to the mix of wind blade models produced during the quarter compared to the same period in 2017. This was partially offset by a 10.5% decrease in the number of wind blades produced during the quarter compared to the same period in 2017. The favorable impact of the currency movements on consolidated net sales was 3.4% and on total billings was 3.9% for the quarter.

Total cost of goods sold for the quarter was $225.7 million and included aggregate costs of $14.7 million primarily related to startup costs in our new plants in Turkey and Mexico and for our new customer, Senvion, in Taicang, China. This compares to total cost of goods sold of $188.7 million for the same period in 2017, including aggregate costs of $6.2 million related to startup costs in our new plants in Turkey and Mexico. Cost of goods sold as a percentage of net sales of wind blades decreased slightly during the quarter as compared to the same period in 2017, driven by improved operating efficiencies and the impact of net savings in raw material costs, partially offset by the increase in startup and transition costs. The unfavorable impact of the currency movements on consolidated cost of goods sold was 4.6% for the quarter.

General and administrative expenses for the three months ended March 31, 2018 totaled $11.2 million as compared to $8.3 million for the same period in 2017. As a percentage of net sales, general and administrative expenses were 4.4% for the three months ended March 31, 2018, up from 4.0% in the same period in 2017. The increase in expenses was primarily driven by increased personnel costs from filling our key global positions to support our growth and diversification strategy, additional depreciation expense related to our enhanced corporate infrastructure, the costs related to the implementation of ASC 606, our work related to the Sarbanes-Oxley Act and a year over year increase in share-based compensation costs of $0.5 million.

Net income for the quarter was $8.6 million as compared to $5.2 million in the same period in 2017. The increase was primarily due to the reasons set forth above.  Diluted earnings per share was $0.24 for the three months ended March 31, 2018, compared to $0.15 for the three months ended March 31, 2017.

EBITDA for the quarter increased to $21.0 million, compared to $14.5 million during the same period in 2017. The EBITDA margin increased to 8.3% compared to 7.0% in the 2017 period. Adjusted EBITDA for the quarter increased to $27.4 million compared to $17.6 million during the same period in 2017. The Adjusted EBITDA margin increased to 10.8% compared to 8.4% during the same period in 2017.

Capital expenditures were $11.7 million for the quarter compared to $16.9 million during the same period in 2017. Current year capital expenditures were primarily related to new facilities and expansion or improvements at existing facilities and costs to enhance our information technology systems.

We ended the quarter with $138.8 million of cash and cash equivalents and net cash was $11.1 million as compared to net cash of $24.6 million at December 31, 2017.

2018 Outlook
For 2018, the Company is providing the following guidance:

  Net sales of between $1.0 billion and $1.05 billion
  Total billings of between $1.0 billion and $1.05 billion
  Adjusted EBITDA of between $75 million and $80 million
  Fully diluted earnings per share of between $0.38 and $0.42
  Sets delivered of between 2,500 and 2,525
  Average sales price per blade of between $125,000 and $130,000
  Estimated megawatts of sets delivered to be between 6,950 and 7,100
  Dedicated manufacturing lines under long-term agreements at year end to be between 51 and 55
  Manufacturing lines installed at year end to be 47
  Manufacturing lines in startup during the year to be 12
  Manufacturing lines in transition during the year to be 14
  Startup and transition cost of between $58 million and $61 million
  Capital expenditures to be between $85 million and $90 million (approx. 85% growth related)
  Effective tax rate to be between 40% and 42%
  Depreciation and amortization of between $30 million and $35 million
  Interest expense of between $11.5 million and $12.5 million
  Share-based compensation expense of between $10 million and $11 million

Conference Call and Webcast Information
TPI Composites will host an investor conference call this afternoon, Thursday, May 3, 2018 at 5:00pm ET. Interested parties are invited to listen to the conference call which can be accessed live over the phone by dialing 1-877-407-9208, or for international callers, 1-201-493-6784. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13678868. The replay will be available until May 10, 2018. Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company’s website at www.tpicomposites.com. The online replay will be available for a limited time beginning immediately following the call.

About TPI Composites, Inc.
TPI Composites, Inc. is the only independent manufacturer of composite wind blades for the wind energy market with a global manufacturing footprint. TPI delivers high-quality, cost-effective composite solutions through long-term relationships with leading global manufacturers. TPI is headquartered in Scottsdale, Arizona and operates factories throughout the U.S., Mexico, China and Turkey.

Forward-Looking Statements
This release contains forward-looking statements which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements, among other things, concerning: effects on our financial statements and our financial outlook; our business strategy, including anticipated trends and developments in and management plans for our business and the wind industry and other markets in which we operate; our projected annual revenue growth; competition; future financial results, operating results, revenues, gross margin, operating expenses, products, projected costs, warranties, our ability to improve our operating margins, and capital expenditures. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events. You should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to, the matters discussed in “Risk Factors,” in our Annual Report on Form 10-K and other reports that we will file with the SEC.

Non-GAAP Definitions
This press release includes unaudited non-GAAP financial measures, including total billings, EBITDA, adjusted EBITDA, net cash/debt and free cash flow. We define total billings as total amounts billed from products and services that we are entitled to payment and have billed under the terms of our long-term supply agreements or other contractual arrangements. We define EBITDA as net income plus interest expense (including losses on extinguishment of debt and net of interest income), income taxes and depreciation and amortization. We define adjusted EBITDA as EBITDA plus any share-based compensation expense plus or minus any gains or losses from foreign currency transactions. We define net cash/debt as the total principal amount of debt outstanding less unrestricted cash and cash equivalents. We define free cash flow as net cash flow generated from operating activities less capital expenditures. We present non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See below for a reconciliation of certain non-GAAP financial measures to the comparable GAAP measures.

Investor Relations
480-315-8742
investors@TPIComposites.com

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE ONE - CONDENSED CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands, except per share data)	2018	2017

Net sales	$253,981	$208,615
Cost of sales	210,988	182,538
Startup and transition costs	14,735	6,159
Total cost of goods sold	225,723	188,697
Gross profit	28,258	19,918
General and administrative expenses	11,163	8,306
Income from operations	17,095	11,612
Other income (expense):
Interest income	41	19
Interest expense	(3,338)	(3,026)
Realized loss on foreign currency remeasurement	(4,011)	(1,381)
Miscellaneous income	818	320
Total other expense	(6,490)	(4,068)
Income before income taxes	10,605	7,544
Income tax provision	(1,957)	(2,331)
Net income	$8,648	$5,213

Weighted-average common shares outstanding:
Basic	34,049	33,737
Diluted	35,479	33,827

Net income per common share:
Basic	$0.25	$0.15
Diluted	$0.24	$0.15

Non-GAAP Measures (unaudited):
Total billings	$223,701	$211,360
EBITDA	$20,974	$14,502
Adjusted EBITDA	$27,373	$17,590

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE TWO - CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
	March 31,	December 31,
(in thousands)	2018	2017
Current assets:
Cash and cash equivalents	$138,841	$148,113
Restricted cash	3,251	3,849
Accounts receivable	117,950	121,576
Contract assets	130,015	105,619
Prepaid expenses and other current assets	35,718	27,507
Inventories	4,205	4,112
Total current assets	429,980	410,776
Noncurrent assets:
Property, plant, and equipment, net	126,860	123,480
Other noncurrent assets	23,024	22,306
Total assets	$579,864	$556,562

Current liabilities:
Accounts payable and accrued expenses	$169,179	$167,175
Accrued warranty	32,670	30,419
Current maturities of long-term debt	43,085	35,506
Contract liabilities	4,449	2,763
Total current liabilities	249,383	235,863
Noncurrent liabilities:
Long-term debt, net of debt issuance costs and
current maturities	82,658	85,879
Other noncurrent liabilities	4,791	4,938
Total liabilities	336,832	326,680
Total stockholders' equity	243,032	229,882
Total liabilities and stockholders' equity	$579,864	$556,562

Non-GAAP Measure (unaudited):
Net cash	$11,108	$24,557

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE THREE - CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
	Three Months Ended March 31,
(in thousands)	2018	2017

Net cash provided by (used in) operating activities	$(3,032)	$9,938
Net cash used in investing activities	(11,714)	(16,922)
Net cash provided by (used in) financing activities	4,490	(2,809)
Impact of foreign exchange rates on cash, cash equivalents and restricted cash	386	(63)
Cash, cash equivalents and restricted cash, beginning of year	152,437	129,863
Cash, cash equivalents and restricted cash, end of period	$142,567	$120,007

Non-GAAP Measure (unaudited):
Free cash flow	$(14,746)	$(6,984)

TPI COMPOSITES, INC. AND SUBSIDIARIES
TABLE FOUR - RECONCILIATION OF NON-GAAP MEASURES
(UNAUDITED)

Total billings is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2018	2017
Net sales	$253,981	$208,615
Change in contract assets	(24,396)	(2,738)
Foreign exchange impact	(5,884)	5,483
Total billings	$223,701	$211,360

EBITDA and adjusted EBITDA are reconciled as follows:	Three Months Ended March 31,
(in thousands)	2018	2017

Net income	$8,648	$5,213
Adjustments:
Depreciation and amortization	7,072	3,951
Interest expense (net of interest income)	3,297	3,007
Income tax provision	1,957	2,331
EBITDA	20,974	14,502
Share-based compensation expense	2,388	1,707
Realized loss on foreign currency remeasurement	4,011	1,381
Adjusted EBITDA	$27,373	$17,590

Free cash flow is reconciled as follows:	Three Months Ended March 31,
(in thousands)	2018	2017
Net cash provided by (used in) operating activities	$(3,032)	$9,938
Capital expenditures	(11,714)	(16,922)
Free cash flow	$(14,746)	$(6,984)

Net cash (debt) is reconciled as follows:	March 31,	December 31,
(in thousands)	2018	2017
Total debt, net of debt issuance costs	$(125,743)	$(121,385)
Less debt issuance costs	(1,990)	(2,171)
Add cash and cash equivalents	138,841	148,113
Net cash	$11,108	$24,557